UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a)

of The Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of Registrant as Specified In Its Charter)

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UNDER ARMOUR, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 31, 2006

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Wednesday, May 31, 2006, at 10:00 a.m., Eastern time, at the Grand Ballroom 1 of the Marriott Waterfront Hotel, located at 700 Aliceanna Street, Baltimore, Maryland, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2006.

We will also transact any other business that may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Only stockholders of record at the close of business on April 3, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with the Company’s Charter, for 10 days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Secretary, Under Armour, Inc., 1020 Hull Street, 3rd Floor, Baltimore, Maryland. Such list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed Proxy Card. If you are a stockholder of record as of April 3, 2006, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Kevin A. Plank

President, Chief Executive Officer, and

Chairman of the Board of Directors

Baltimore, Maryland

April 25, 2006

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 31, 2006

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. (“Under Armour”, the “Company”, “we” or “us”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 31, 2006, at 10:00 a.m., Eastern time, at the Grand Ballroom 1 of the Marriott Waterfront Hotel, located at 700 Aliceanna Street, Baltimore, Maryland, and at any adjournment or postponement thereof (the “Annual Meeting”). The Company expects to first mail or give this Proxy Statement, together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, to stockholders on approximately April 25, 2006.

The Company’s principal offices are located at 1020 Hull Street, 3rd Floor, Baltimore, Maryland 21230.

Who May Vote

Only holders of record of the Company’s Class A Common Stock (“Class A Stock”) and holders of record of the Company’s Class B Common Stock (“Class B Stock”) at the close of business on April 3, 2006 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 31,840,616 shares of Class A Stock and 15,200,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters that come before the Annual Meeting. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the meeting. The ratification of the appointment of the Company’s independent auditors requires the affirmative vote of a majority of the votes cast at the meeting.

Voting Process

Shares that are properly voted or for which Proxy Cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each nominee to the Board of Directors named herein, and “FOR” the ratification of the appointment of the Company’s independent auditors. It is not expected that any matters other than the election of directors and the ratification of the appointment of the Company’s independent auditors will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying Proxy Card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of the Company’s stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. If you own shares in street name, meaning your shares are held by a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares.

To vote, please mark, date and sign the Proxy Card and return it in the postage pre-paid envelope provided. To vote in accordance with the Board of Directors’ recommendations, simply sign and date the Proxy Card and return it in the postage pre-paid envelope provided.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter, and will not have an effect on the result of the vote on any matter at this meeting. “Broker non-votes” (which are shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions—present at the meeting, but not voted—and will not have an effect on the result of the vote on any matter at this meeting.

Householding; Availability of Annual Report on Form 10-K and Proxy Statement

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

Under Armour pays the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. The Company’s transfer agent, American Stock Transfer and Trust Company, will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A Stock as of the Record Date by each director, our Chief Executive Officer and each of our other top four compensated executive officers, and all of our directors and executive officers as a group, and as of December 31, 2005 by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, 3rd Floor, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned.

Beneficial Owner	Shares Owned	Restricted Shares Owned (1)	Options Exercisable within 60 days	Beneficially Owned Shares	Percentage of Outstanding (2)	Percentage of Voting Shares (3)
Directors
Kevin A. Plank (4)	15,200,000	100	—	15,200,100	32.3%	82.7%
Byron K. Adams, Jr. (5)	3,624,165	3,000	—	3,627,165	7.7%	2.0%
Douglas E. Coltharp	—	43,500	—	43,500	*	*
A.B. Krongard	—	15,285	—	15,285	*	*
William R. McDermott	—	15,285	—	15,285	*	*
Harvey L. Sanders	—	43,500	—	43,500	*	*
Thomas J. Sippel	—	40,500	30,000	70,500	*	*

Named Executive Officers
Wayne A. Marino	75,000	100	75,000	150,100	*	*
Ryan S. Wood	1,800,000	100	—	1,800,100	3.8%	1.0%
Scott R. Gilbertson	47,331	—	—	47,331	*	*
Matthew C. Mirchin	14,000	56,000	12,000	82,000	*	*
5% Stockholders
J. Scott Plank (6)	3,594,900	100	—	3,595,000	7.6%	2.0%
Kip Fulks (7)	1,800,000	100	—	1,800,100	3.8%	1.0%
All Executive Officers and Directors as a Group (8)	26,405,396	217,670	179,000	26,802,066	56.8%	88.9%

Other 5% Stockholders
Plank Investments Limited Partnership (9)	3,550,000	—	—	3,550,000	7.5%	1.9%
Rosewood Capital (10)
Rosewood Capital IV, L.P.	3,371,403	—	—	3,371,403	7.2%	1.8%
Rosewood Capital IV Associates, L.P.	252,762	—	—	252,762	*	*
Fidelity Management & Research Company (11)	1,615,700	—	—	1,615,700	3.4%	*

*	Less than 1% of the shares outstanding.
(1)	Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power.
(2)	The percentage of outstanding figure takes into account the 15,200,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin Plank. These shares of Class B Stock may be converted at the option of Mr. Plank into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than 1%, Mr. Adams, 11.4%, Mr. Wood, 5.7%, J. Scott Plank, 11.3%, Mr. Fulks, 5.7%, all executive officers and directors as a group, 36.2%, Plank Investments Limited Partnership, 11.2%, Rosewood Capital IV, L.P., 10.6%, and Fidelity Management & Research Company, 5.1%.

(3)	Each share of Class B Stock has ten votes and each share of Class A Stock has one vote. The percentage of voting shares reflects the combined effects of both Class B Stock and Class A Stock.
(4)	Includes 14,291,025 shares of Class B Stock held by Mr. Plank individually and 908,975 shares of Class B Stock held by two limited liability companies of which Mr. Plank is the managing member and over whose shares he has sole voting and investment control. Because the 15,200,000 shares of Class B Stock held by Mr. Plank are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, Mr. Plank is also deemed to be the beneficial owner of 15,200,000 shares of the Company’s Class A Stock into which the Class B Stock may be converted. Excludes 3,550,000 shares of Class A Stock held by the Plank Investments Limited Partnership. See Note 9 below.
(5)	Includes 3,371,403 shares of Class A Stock held by Rosewood Capital IV, L.P. and 252,762 shares of Class A Stock held by Rosewood Capital IV Associates, L.P. Mr. Adams is currently a managing director of Rosewood Capital, LLC, a private equity firm affiliated with the Rosewood entities. Mr. Adams disclaims beneficial ownership of the shares held by Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P., except to the extent of his pecuniary interest in such shares.
(6)	Excludes 3,550,000 shares of Class A Stock held by the Plank Investments Limited Partnership. Includes 2,938,654 shares of Class A Stock held by J. Scott Plank individually and 656,346 shares of Class A Stock held by JS DM Family LLC. J. Scott Plank is the managing member of JS DM Family LLC and has sole voting and investment power over the shares held by JS DM Family LLC.
(7)	Includes 1,440,625 shares of Class A Stock held by Mr. Fulks individually and 359,475 shares of Class A Stock held by Kip J. Fulks 2004 Annuity Trust, of which Mr. Fulks is trustee with sole voting and investment power over the shares held by the trust. Mr. Fulks disclaims beneficial ownership of the shares held by the Kip J. Fulks 2004 Annuity Trust.
(8)	Includes shares shown as beneficially owned by the directors and executive officers as a group (14 persons).
(9)	Plank Investments Limited Partnership, of which each of Kevin A. Plank, J. Scott Plank, Stuart Plank, William H. Plank and Colin Harper Plank is a limited partner, is a family owned partnership. Jayne Plank is the sole General Partner of the partnership and as such has sole power to vote and sole power to dispose of the shares owned by the partnership. Each of Kevin A. Plank, J. Scott Plank, Stuart Plank, William H. Plank and Colin Harper Plank disclaims beneficial ownership with respect to any of the shares held by the partnership. Jayne Plank disclaims beneficial ownership with respect to any of the shares held by the partnership except to the extent of her pecuniary interest therein. The principal business address of the partnership is P.O. Box 327, Kensington Maryland 20895.
(10)	Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P. are controlled by Rosewood Capital Associates IV, L.L.C., its general partner. Byron K. Adams, Kyle A. Anderson and Peter B. Breck are the managing members of Rosewood Capital IV Associates, L.L.C. The members disclaim beneficial ownership of these shares, except to the extent of their financial interest in the shares. The principal business office of Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P. is One Maritime Plaza #1401, San Francisco, California 94111.
(11)	According to their report on Schedule 13G, as of December 31, 2005, Fidelity Management & Research Company (“Fidelity”) and certain affiliates of Fidelity (including Fidelity Management Trust Company and Fidelity International Limited) were deemed to beneficially own in the aggregate 1,615,700 shares of our common stock, primarily held for institutional investors. According to the Schedule 13G, the reporting persons had sole power to vote 48,000 shares and no power to vote 1,567,700 shares, and sole power to dispose of 1,615,700 shares. The principal business office of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are seven nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. Seven directors will be elected at the 2006 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, age 33, has been our President, Chief Executive Officer and Chairman of the Board of Directors since our inception. Mr. Plank also is a member of the Board of Trustees of the University of Maryland. Mr. Plank’s brother is J. Scott Plank, our Senior Vice President of Retail.

Byron K. Adams, Jr., age 51, has been a director since September 2003. Since 1985, Mr. Adams has been a managing director of Rosewood Capital, LLC, a private equity firm that, through its affiliates, the Rosewood entities, has been one of our significant investors. See “Compensation Committee Interlocks and Insider Participation.”

Douglas E. Coltharp, age 44, has been a director since December 2004. Mr. Coltharp is currently Executive Vice President and Chief Financial Officer of Saks Incorporated, where he has worked since 1996. Saks Incorporated announced on May 9, 2005 that its audit committee had concluded an internal investigation into alleged improper collections of vendor markdown allowances. Saks stated that Mr. Coltharp was found to have no culpability with respect to the subject matter of the investigation but was relieved of responsibilities for accounting and financial reporting matters. Saks also announced that the SEC and the U.S. Attorney for the Southern District of New York are investigating these matters, and that shareholder derivative suits have been filed in respect thereof against the directors and several executive officers of Saks, including Mr. Coltharp. Mr. Coltharp is serving on the board of Stratus Technologies, Inc. and as a member of its audit committee. Mr. Coltharp is also currently serving on the board of Ares Capital Corp., and as a member of its audit and nomination committees.

A.B. Krongard, age 69, has been a director since July 2005. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard currently serves as a non-executive Chairman of the Board of Directors of PHH Corp., is the chairman of its executive and corporate governance committees and is a member of its compensation committee. Mr. Krongard is also currently serving on the board of the law firm DLA Piper Rudnick Gray Carey.

William R. McDermott, age 44, has been a director since August 2005. Mr. McDermott is the President and Chief Executive Officer of SAP Americas, a business software company that provides collaborative business solutions to companies of all sizes, and a Corporate Officer of SAP AG, SAP Americas’ parent company. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott is also a member of the Advisory Board for Villanova University.

Harvey L. Sanders, age 56, has been a director since November 2004. Prior to the acquisition of Nautica Enterprises, Inc. by VF Corporation in September 2003, Mr. Sanders had been Chairman of the Board of Directors since 1993 and served as President and Chief Executive Officer of Nautica Enterprises, Inc. from 1978 to 1993. Mr. Sanders is currently a board member of the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and a member of the Board of Trustees of the University of Maryland.

Thomas J. Sippel, age 59, has been a director since July 2001. Mr. Sippel is currently a partner of the law firm Gill Sippel & Gallagher, where he has worked since 1977, specializing in corporation and company formation and representation of businesses.

The Board of Directors recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

The Board of Directors has seven members. Six directors are non-management directors. In the period leading up to the Company’s initial public offering in November 2005, the Board significantly expanded the size of the Board. Mr. Sanders joined the Board in November 2004 and Mr. Coltharp in December 2004. Both directors brought significant retail industry experience to the Board. Mr. Sanders served as Chairman of the Board and President and Chief Executive Officer of Nautica Enterprises and Mr. Coltharp is currently Executive Vice President and Chief Financial Officer of Saks Incorporated. Mr. Krongard joined the Board in July 2005 and Mr. McDermott in August 2005. Both brought considerable business experience to the Board. Mr. Krongard served as Vice Chairman of the Board of Bankers Trust, Chairman of the Board and Chief Executive Officer of Alex.Brown, Incorporated and Executive Director of the Central Intelligence Agency. Mr. McDermott currently serves as President and Chief Executive Officer of SAP Americas, a leading business software company.

Directors are strongly encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. This year’s annual meeting will be our first since becoming a public company.

For additional information on the Company’s corporate governance, including Board Committee charters and our ethics policy, visit our investor relations website at www.uabiz.com, under “Investor Relations—Governance.” Please also visit this website to learn how stockholders may send communications to our Board of Directors.

Independence of Directors

The Board has determined that the following five directors are independent as defined by NADSAQ rules: Byron K. Adams, Jr., Douglas E. Coltharp, A.B. Krongard, William R. McDermott and Harvey L. Sanders.

Thomas J. Sippel was independent in 2005, however beginning in 2006 he no longer meets the NASDAQ independence requirements because the Company paid to his law firm in 2005 legal fees of $330,000 which is in excess of the $200,000 threshold under the NASDAQ independence rules. Mr. Sippel is a member of the Audit Committee and the Nominating and Corporate Governance Committee. The NASDAQ listing standards require that all of the members of these committees be independent but permits new publicly traded companies to phase in compliance with this requirement. Companies must have a majority of committee members be independent within 90 days of listing on the NASDAQ and all committee members independent within one year of listing. The Sarbanes-Oxley Act of 2002 imposes additional independence standards for Audit Committee members. Under these standards, a director is not considered independent for service on the Audit Committee if he accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company. Mr. Sippel is not independent under these standards because of the legal fees paid by the Company to his law firm. However, the SEC permits new publicly traded companies to phase in compliance with this requirement in the same manner as NASDAQ. A majority of Audit Committee members must be independent within 90 days of listing as a public company and all Audit Committee members independent within one year of listing. The Board determined that the Company would rely on these phase-in provisions and keep Mr. Sippel on the Nominating and Corporate Governance Committee and the Audit Committee. Each of these Board committees currently has a majority of independent members and the Board will change the committee membership by November 2006 (one year from the Company’s initial public offering) to have all members be independent under the applicable standards. The Board decided to keep Mr. Sippel on these committees because of his prior experience on the Board and its committees and to provide for a transition that does not disrupt the functioning of these committees. The Board was also concerned that removing Mr. Sippel from the committees would create additional burdens on the other Board members, particularly given the small size of the Board. The Board determined that keeping Mr. Sippel on the Audit Committee would not materially adversely affect the ability of the Audit Committee to act independently and perform the functions required by SEC rules.

William R. McDermott is the President and Chief Executive Officer of SAP Americas and a Corporate Officer of SAP AG, SAP Americas’ parent company. In 2005 the Company entered into a standard industry agreement with SAP to license the SAP Apparel and Footwear Solution as the Company’s new enterprise resource system software. In 2005, the Company paid approximately $1.38 million to SAP in connection with the licensing of this software and related support services. SAP’s 2005 worldwide revenues were over €8.5 billion. The Board considered this relationship and determined that it did not interfere with the exercise of Mr. McDermott’s independent judgment in carrying out the responsibilities of a director. The Board considered the fact that SAP is the world’s largest business application software company, the agreement between SAP and the Company is a standard industry agreement, and the payments are immaterial for SAP.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2005, there were 11 meetings of the Board. In 2005, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members. The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides current membership and meeting information for 2005 for each of the Committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Byron K. Adams, Jr.	X		X
Douglas E. Coltharp					X
A.B. Krongard	X	*
William R. McDermott			X		X	*
Harvey L. Sanders			X	*
Thomas J. Sippel	X				X

Total Meetings in 2005	5		2		0	**

*	Committee Chair
**	The Nominating and Corporate Governance Committee was established in November 2005 and did not have its first meeting until early 2006.

The functions performed by these Committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each Committee can be found on our website at www.uabiz.com, under “Investor Relations—Governance.” Additionally, the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

Audit Committee

Mr. Krongard serves as chairman of the Audit Committee. The Audit Committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent auditors and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent auditors, who report directly to the Audit Committee. The Audit Committee also oversees the internal audit function for the Company and is responsible for the appointment of the Director of Internal Audit, who reports directly to the Audit Committee. The Audit Committee Report for 2005 is included later in this Proxy Statement under “Audit Committee Report.”

The Board has determined that Mr. Krongard is a “financial expert” under the Sarbanes-Oxley Act of 2002. The Board also has determined that Mr. Krongard and Mr. Adams satisfy the independence requirements for

Audit Committee members under NASDAQ rules and the Sarbanes-Oxley Act of 2002. Mr. Sippel does not satisfy these independence requirements but continues to serve on the Committee pursuant to phase-in rules for new public companies (See “Independence of Directors” above for further discussion of the independence phase-in rules).

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. The Compensation Committee approves the compensation of our President and Chief Executive Officer and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock and other awards under our equity incentive plans, and advises the Board on director compensation. The Compensation Committee Report for 2005 is included later in this Proxy Statement under “Compensation Committee Report”.

The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ rules.

Nominating and Corporate Governance Committee

Mr. McDermott serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors and recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, advises our Board regarding committee composition and structure and other corporate governance matters and reviews succession planning for senior executive positions.

The Board has determined that Mr. McDermott and Mr. Colthap are independent as defined by NASDAQ rules. Mr. Sippel does not satisfy these independence requirements but continues to serve on the Committee pursuant to phase-in rules for new public companies (See “Independence of Directors” above for further discussion of the independence phase-in rules).

Identifying and Evaluating Director Candidates

The Nominating and Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the Committee’s charter.

The Nominating and Corporate Governance Committee’s charter requires the Committee to establish criteria for selecting new directors, which shall reflect at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity. The Committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of NASDAQ.

The Board is considering adding at least one new member to the Board in 2006. The Nominating and Corporate Governance Committee has authorized the Chairman of the Committee, in consultation with the President, Chief Executive Officer and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates. The Chairman of the Committee will report periodically to the Committee. Candidates selected through this process will be considered by the full Committee for possible recommendation to the Board. The Committee may use the services of a third party search firm to assist it in identifying and screening candidates.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders for nomination for election as directors. Stockholders wishing to submit recommendations must provide the following information in writing to the attention of the Secretary of the Company by certified or registered mail:

•	as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of the Company’s stock which are beneficially owned by such person on the date of such stockholder notice; and

•	such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	as to the stockholder recommending a director candidate:

•	the name and address, as they appear on the Company’s stock transfer books, of such stockholder and of the beneficial owners (if any) of the stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominees; and

•	the class and number of shares of the Company’s stock beneficially owned (i) by such stockholder and the beneficial owners (if any) on the date of such stockholder recommendation and (ii) by any other stockholders known by such stockholder to be supporting such nominees on the date of the stockholder recommendation.

To be considered by the Nominating and Corporate Governance Committee for the 2007 Annual Meeting of Stockholders, nominations for director candidates must be received at the principal office of the Company within the time period set forth below under the section “Stockholder Proposals.”

Compensation of Directors

In 2005, we granted 3,000 restricted shares of our Class A Stock to each non-employee director and an additional 3,000 restricted shares of our Class A Stock to the Chairmen of each of the Audit, Compensation and Nominating and Corporate Governance Committees. We also paid each non-employee director $1,000 for attending each Board or Committee meeting in person and $500 for participating in each Board or Committee meeting telephonically. We reimbursed all directors for their reasonable expenses incurred in attending meetings of our Board or Committees. Also, in 2005 non-employee directors were eligible to purchase restricted shares of our Class A Stock at fair market value up to an aggregate fair market value of $100,000. Restricted shares purchased or granted to the non-employee directors vest two years from the grant date, or sooner upon the director’s death or disability or a change in control of the Company.

In 2005, we granted 3,000 restricted shares of our Class A Stock for serving as Chairman of a Board committee to Mr. Krongard (Audit Committee Chairman), Mr. McDermott (Nominating and Corporate Governance Committee Chairman), Mr. Sanders (Compensation Committee Chairman) and Mr. Coltharp (former Audit Committee Chairman prior to Mr. Krongard’s appointment). In 2005, non-employee directors purchased restricted shares of our Class A Stock with a fair market value of $100,000 as follows: Mr. Coltharp (37,500 shares at a price of $2.65 per share), Mr. Krongard (9,285 shares at a price of $10.77 per share), Mr. McDermott (9,285 shares at a price of $10.77 per share), Mr. Sanders (37,500 restricted shares at a price of $2.65 per share) and Mr. Sippel (37,500 shares at a price of $2.65 per share).

In April 2006, the Board of Directors approved a new compensation arrangement for non-employee directors to be effective following the 2006 Annual Meeting of Stockholders. Under the new arrangement, directors will receive the following fees:

Annual Retainer for Each Director	$20,000

Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone

Annual Retainer for Committee Chair
Audit	$10,000
Compensation	$7,500
Nominating and Corporate Governance	$5,000

Directors will have the option to defer the cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of the Company’s Class A Stock six months after the director leaves the Board, or sooner upon death or disability.

In addition, each new non-employee director will receive an award of restricted stock units valued at $100,000 upon his or her initial election to the Board, with the units vesting in three equal annual installments. Also, each non-employee director will receive an annual award of restricted stock units valued at $25,000 following each Annual Stockholders’ Meeting, with the units vesting in full at the next year’s Annual Stockholders’ Meeting. The restricted stock units will vest earlier upon the director’s death or disability or upon a change in control of the Company and will be forfeited if the director leaves the Board prior to vesting. The receipt of the shares otherwise deliverable upon vesting of the restricted stock units will be deferred into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability. Non-employee directors will also receive an annual stock option grant following each Annual Stockholders’ Meeting, with the option grant covering a number of shares equal in value to $75,000 on the grant date. For example, if the Company’s Class A Stock price on the grant date is $37.50, the director will receive stock options for 2,000 shares. The exercise price of the options will be the fair market value of the Class A Stock on the grant date. The options will vest one year from the grant date or earlier upon the director’s death or disability or upon a change in control of the Company and will be forfeited if the director leaves the Board prior to vesting.

EXECUTIVE COMPENSATION

Compensation Summary

The following table sets forth information concerning compensation paid or accrued to our Chief Executive Officer and the other four most highly compensated executive officers in 2004 and 2005. Information for 2003 is omitted pursuant to SEC rules because the Company only became a publicly traded company in 2005.

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation($) (3)	Restricted Stock Awards($) (4)	Securities Underlying Options (#)	All Other Compensation($) (5)
Kevin A. Plank President, Chief Executive Officer and Chairman of the Board	2005 2004	500,000 350,000	1,000,000 1,609,307		10,392 2,719	2,380 0	0 0	14,481 4,908

Wayne A. Marino Executive Vice President and Chief Financial Officer	2005 2004	300,000 240,000	225,000 201,316		3,201 6,000	2,380 0	0 453,000	7,826 2,347

Ryan S. Wood President of UA Europe BV	2005 2004	275,000 215,000	225,000 202,239		2,360 10,635	2,380 0	0 0	7,032 5,070

Scott R. Gilbertson (1) Senior Vice President of Merchandising	2005 2004	238,077 —	218,558 —	(1)	1,759 —	2,380 —	360,000 —	2,434 —

Matthew C. Mirchin (2) Vice President of North American Sales	2005 2004	151,384 —	324,140 —	(2)	29,071 —	476,560 —	60,000 —	0 —

(1)	Mr. Gilbertson joined the Company in February 2005 and left the Company in March 2006. His bonus amount includes a cash signing bonus of $40,000 and a cash bonus of $178,558 paid pursuant to the annual incentive plan.
(2)	Mr. Mirchin joined the Company in May 2005. His bonus amount includes a cash signing bonus of $25,000, a cash bonus of $180,000 paid pursuant to the annual incentive plan and unrestricted shares of Class A Stock granted in connection with his joining the Company and valued at $119,140 on the grant date.
(3)	For 2005, includes personal use of a Company leased car for Mr. Plank of $10,392 and temporary housing assistance for Mr. Mirchin of $16,876. For 2004, includes personal use of a Company leased car for Mr. Plank of $2,251 and car allowances for Mr. Marino and Mr. Wood in the amounts of $6,000 and $10,167, respectively and health club fees for Mr. Plank and Mr. Wood each in the amount of $468. For 2005 also includes a gross-up amount to cover taxes on these benefits as well as on the insurance premiums included under the “All Other Compensation” column as follows:

2005 Tax Gross-up Payments
Kevin A. Plank	$0
Wayne A. Marino	3,201
Ryan S. Wood	2,360
Scott R. Gilbertson	1,759
Matthew C. Mirchin	12,195

(4)

For Mr. Mirchin the 2005 amount reflects 56,000 restricted shares of Class A Stock granted to Mr. Mirchin when he joined the Company in May 2005. These shares vest in four equal annual installments beginning two years from the grant date. For the other named executive officers, the 2005 amounts reflect the grant of 100 shares of restricted

Class A Stock upon the Company’s initial public offering in November 2005 to all full-time employees of the Company continuously employed by the Company since April 30, 2005. These shares vest in two equal annual installments beginning one year from the grant date. All of these restricted shares vest earlier upon the recipient’s death or disability or upon a change in control of the Company. If the recipient terminates employment for any other reason any unvested shares are forfeited. These shares were the only restricted shares held by each of the named executive officers at December 31, 2005. The value of these restricted shares, based on the closing market price of the Class A Stock on December 30, 2005 ($38.31), was $2,145,360 for Mr. Mirchin’s 56,000 shares and $3,831 for each of the other named executive officer’s 100 shares. Any dividends paid on the Company’s Class A Stock will be paid on restricted shares. The Company has not paid any dividends since its initial public offering.

(5)	For 2005 includes amounts paid or accrued by the Company as set forth below:

	Matching contributions under the Company’s 401(k) plan	Insurance Premiums
Kevin A. Plank	$1,783	$12,698
Wayne A. Marino	3,744	4,082
Ryan S. Wood	4,022	3,010
Scott R. Gilbertson	0	2,434

The insurance premiums are for disability and life insurance for Mr. Plank and for disability insurance for the other named executive officers.

Stock Option Grants

The following table contains information concerning the grant of options to purchase shares of our Class A Stock to the named executive officers during 2005.

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	# of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)	Market Price on the Grant Date ($)	Expiration Date	0% ($)	5% ($)	10% ($)
Kevin A. Plank	0	—	—		—	—	—	—

Wayne A. Marino	0	—	—		—	—	—	—

Ryan S. Wood	0	—	—		—	—	—	—

Scott R. Gilbertson	360,000	20%	2.65	3.53	3/28/10	316,800	728,347	1,244,291

Matthew C. Mirchin	60,000	3%	10.77	10.77	12/31/10	0	198,900	445,307

The stock options granted to Mr. Gilbertson were granted in February 2005 with an exercise price below the fair market value of the Company’s common stock on the grant date. Accordingly, the table reflects an amount for the potential realizable value of the options with 0% stock appreciation. These options were exercisable in five equal annual installments beginning February 23, 2006. The stock options granted to Mr. Mirchin are exercisable 20% on August 18, 2005 with the remaining options exercisable in four equal installments beginning May 10, 2007. Upon a change in control of the Company one-half of the then unvested options for Messrs. Gilbertson and Mirchin would become exercisable. When Mr. Gilbertson left the Company in March 2006, stock options for 72,000 shares had vested and the remaining stock options for 288,000 shares were forfeited.

Aggregated Option Exercises and Values

The table below sets forth information concerning the exercise of stock options during 2005 and the outstanding options held by the named executive officers as of December 31, 2005.

			Number of Shares Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
Name	Shares acquired on Exercise (#)	Valued Realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin A. Plank	0	—	0	0	0	0

Wayne A. Marino	75,000	27,750	0	378,000	0	13,683,600

Ryan S. Wood	0	—	0	0	0	0

Scott R. Gilbertson	0	—	0	360,000	0	12,837,600

Matthew C. Mirchin	0	—	12,000	48,000	330,480	1,321,920

(1)	Value represents fair market value at exercise less the exercise price.
(2)	Value represents the difference between the exercise price and the fair market value of the Class A Stock (based on the closing price of $38.31 per share on December 30, 2005).

Retirement Plans

The Company has no defined benefit pension plan or supplemental retirement plan for executives.

Employment Contracts

We entered into an employment agreement with Kevin Plank effective as of September 30, 2003. The agreement provides that Mr. Plank will be employed as our President and Chief Executive Officer for a five-year term with automatic one-year renewals unless previously terminated pursuant to the terms of the agreement or either party gives at least 60-days notice that the term will not be extended. Mr. Plank’s initial base salary was $350,000 per year and is subject to adjustment by our Compensation Committee. In 2005, the Compensation Committee set Mr. Plank’s salary at $500,000. Mr. Plank is also entitled to an annual incentive bonus equal to the sum of (1) 3% of our consolidated earnings before interest, taxes, depreciation and amortization in excess of $5.0 million and up to $10.0 million and (2) 7% of the amount in excess of $10.0 million, provided that such bonus is subject to an annual limit of $2.5 million. Beginning with the bonus for 2005, Mr. Plank has agreed to limit his bonus amount consistent with the framework for bonuses paid to the Company’s other executive officers. For a discussion of Mr. Plank’s bonus amount, see the “Compensation Committee Report” below. Mr. Plank is also entitled to an automobile allowance of up to $1,000 per month.

If Mr. Plank’s employment is terminated (1) due to expiration or non-extension of the term by us; (2) by us for any reason other than for cause, as defined in the agreement; or (3) by Mr. Plank for good reason, as defined in the agreement, we will be obligated to continue to pay Mr. Plank’s base salary for 24 months, his COBRA premiums for 12 months, unless he becomes eligible for another employer’s benefits that are substantially similar, and a pro-rated bonus for the year of termination. If Mr. Plank’s employment is terminated by death or by reason of his inability to perform, as defined in the agreement, we will be obligated to pay him or his estate a pro-rated bonus for the year of termination. If Mr. Plank’s employment is terminated within 12 months following a change of control (as defined in the agreement) by him for good reason, or by us for any reason other than for cause or his death or inability to perform, we will be obligated to continue to pay Mr. Plank’s base salary for 36 months and a pro-rated bonus for the year of termination. If in connection with a change of control Mr. Plank is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then we will be obligated to pay an additional “gross up” payment sufficient to place him in the same after-tax position as he would have been had the excise tax not applied. Mr. Plank is subject to customary restrictive covenants, including non-competition and non-solicitation provisions, for a period of two years following his termination of employment for any reason.

We entered into an employment agreement with Ryan Wood effective as of September 30, 2003. The agreement provides that Mr. Wood will be employed for a three-year term with automatic one-year renewals unless previously terminated pursuant to the terms of the agreement or either party gives at least 60-days notice that the term will not be extended. Mr. Wood’s initial base salary was $185,000 per year and is subject to adjustment by our Compensation Committee. In 2005 the Compensation Committee set Mr. Wood’s salary at $275,000. Mr. Wood is also eligible to receive an annual bonus in the discretion of the Compensation Committee and an automobile allowance of up to $1,000 per month.

If Mr. Wood’s employment is terminated (1) due to expiration or non-extension of the term by us; (2) by us for any reason other than for cause, as defined in the agreement; or (3) by Mr. Wood for good reason, as defined in the agreement, we will be obligated to continue to pay his base salary for 12 months and his COBRA premiums for 12 months, unless he becomes eligible for another employer’s benefits that are substantially similar. If Mr. Wood’s employment is terminated within 12 months following a change of control (as defined in the agreement) by him for good reason or by us for any reason other than for cause, his death or inability to perform, as defined in the agreement, we will be obligated to continue to pay Mr. Wood’s base salary for 24 months, and, if in connection with a change of control he is subject to an excise tax imposed by Section 4999 of the Code, then we will be obligated to pay an additional “gross up” payment sufficient to place him in the same after-tax position as he would have been had the excise tax not applied. Mr. Wood is subject to customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following his termination of employment for any reason.

We also entered into employment agreements with executive officers J. Scott Plank and Kip Fulks effective as of September 30, 2003 that are substantially similar to Mr. Wood’s agreement.

We entered into an employment agreement with Scott Gilbertson effective as of February 21, 2005. The agreement ended in March 2006 when Mr. Gilbertson left the Company. The agreement provided that Mr. Gilbertson would be employed through December 31, 2007 as a Senior Vice President at an initial base salary of $250,000 per year, subject to adjustment by our Compensation Committee. Under the agreement Mr. Gilbertson received a one-time signing bonus of $40,000 and was eligible to receive an annual bonus in the discretion of the Compensation Committee with a maximum bonus amount potential equal to 75% of salary. He also received a stock option grant for 360,000 shares (after adjustment for a subsequent stock split) that vested over a five year term. Under certain circumstances as set forth in the agreement, upon Mr. Gilbertson’s termination of employment, we would be obligated to continue to pay Mr. Gilbertson’s base salary for two months and his COBRA premiums for two months, unless he becomes eligible for another employer’s benefits that are substantially similar. Mr. Gilbertson is subject to customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following his termination of employment for any reason. Following Mr. Gilbertson’s termination of employment in March 2006, he is receiving his base salary and COBRA benefits for two months.

Other Executive Agreements

We have entered into severance and non-competition agreements with each of our executive officers, with the exception of those officers identified above as having entered into employment agreements with us. These agreements contain restrictive covenants including a confidentiality provision and non-competition and non-solicitation of employees and customers provisions that generally apply for one year after termination of employment with the Company paying the executive up to 60% of his salary during the non-compete period. In the case of Mr. Marino, he may not compete for two months after termination of employment, and if he is terminated without cause he is entitled to receive severance payments equal to his salary for up to 18 months provided he agrees not to compete with the Company during that period.

Change in Control Agreements

The employment agreements with Kevin Plank, Ryan Wood, and J. Scott Plank include severance payable in certain cases following a change in control of the Company. See “Employment Contracts” above for a description of these severance provisions.

We have entered into change in control agreements with other executive officers, including Wayne Marino and Matthew Mirchin. The agreements have a term of 24 months (subject to extension in our sole discretion) and provide certain benefits to the executive in the event the executive’s employment is terminated without cause or if the executive terminates his employment for good reason (as defined in the agreement) within 12 months following a change in control (as defined in the agreement) or, in certain circumstances, within three months preceding a change in control, including:

•	the executive’s accrued but unpaid salary, vacation pay and bonus amounts;

•	a pro-rata bonus for the year in which the change in control occurs;

•	a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment; and

•	for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefit plans.

In the event the executive’s employment is terminated for any other reason, the executive shall be entitled to the accrued but unpaid salary, vacation pay and bonus amounts and a pro-rata bonus for the year in which the change in control occurs. As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality, non-competition, and non-solicitation agreement and execute a general release of claims against the Company and its affiliates.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning the Company’s equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2005:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	4,215,124	$3.42	2,442,900
Equity compensation plans not approved by stockholders	Not Applicable	Not Applicable	Not Applicable

The securities remaining available for future issuance are under the Company’s 2005 Omnibus Long-Term Incentive Plan. The Plan was approved by stockholders in November 2005 prior to the Company’s initial public offering. The Plan permits the issuance of stock options and stock appreciation rights, restricted stock and restricted stock units, and unrestricted stock. The Plan prohibits repricing of stock options without approval of the Company’s stockholders.

STOCK PERFORMANCE GRAPH

The graph set forth below compares cumulative total return on our Class A Stock from November 18, 2005 (the date of our initial public offering) through December 31, 2005 to the cumulative total return of the NASDAQ Market Index and the Hemscott Group Textile-Apparel Clothing Index for the same period. The graph assumes an initial investment of $100 in Under Armour and each index and reinvestment of any dividends. The graph assumes the initial value of the Company’s Class A Stock on November 18, 2005 was the initial public offering price of $13.00.

COMPENSATION COMMITTEE REPORT

The following report on 2005 executive compensation is submitted by the Compensation Committee. The Compensation Committee oversees and reviews the Company’s executive compensation policies and programs, and approves the form and amount of compensation to be paid to the President and Chief Executive Officer and our other executive officers.

Each member of the Compensation Committee is an independent director under the NASDAQ independence rules. Mr. McDermott joined the Committee in November 2005. In November 2005 the Board approved a new charter for the Committee in anticipation of the Company’s initial public offering.

The Company’s compensation program consists primarily of:

•	Salary,

•	Annual bonus based on the company’s performance, and

•	Equity awards.

The Company has no retirement plans for executives other than a 401(k) plan open to employees generally.

Salary

The Committee approves salaries for the President and Chief Executive Officer and the other executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility. In approving salaries for executives for 2005 the Committee reviewed and considered recent salary histories for the executives and a summary of competitive salary levels prepared by management based on various survey data.

Annual Bonus

The Company has an annual bonus plan for executive officers. Under the plan, awards are determined for executives based on Company performance criteria established by the Committee at the beginning of each year and based on each executive’s individual performance.

The Company performance criteria include two components, net revenues for the year and operating income as a percentage of net revenues for the year. The Committee views net revenues as the basic indicator of the Company’s business strength. The second component -operating income as a percentage of net revenues- is considered to ensure that management is growing and operating the business in an efficient manner. If the Company achieves a minimum revenue target for the year and a minimum operating income percentage for the year, then executives are eligible for bonuses based on the Company’s operating income as a percentage of net revenues, with the specific bonus amounts tied to the level of the operating income percentage. Bonuses for the Chief Executive Officer range from 50%-200% of salary, and for other executive officers from 25%-75% of salary, based on a sliding scale tied to the level of the operating income percentage.

The Committee also evaluates the performance of the Chief Executive Officer and reviews the Chief Executive Officer’s assessment of the performance of the other executive officers, and may adjust bonus amounts based on their performance during the year. Executives must receive as least a “satisfactory” rating to be eligible for a bonus. Performance reviews consider the executive’s performance and the performance of the department or departments for which the executive has responsibility as well as the contributions the executive and department are making to the overall success of the Company.

Equity Awards

Equity awards are an important component of executive compensation and serve to better align the interests of executives with those of the Company’s stockholders. Awards are made pursuant to the Company’s stock plans. Prior to the Company’s initial public offering in November 2005, equity awards consisted primarily of stock options awarded under the Company’s 2000 Stock Option Plan. The Board of Directors amended the plan effective February 2005 to permit restricted stock awards. Effective with the Company’s initial public offering, the Board and the Company’s stockholders approved the 2005 Omnibus Long-Term Incentive Plan, which plan permits the issuance of stock options, restricted and unrestricted stock awards and other forms of equity awards. After the initial public offering no further awards have been or will be made under the 2000 Stock Option Plan.

The Compensation Committee approves equity awards under the stock plans and otherwise administers the plans. The purpose of the plans is to enhance the Company’s ability to attract and retain highly qualified executives and other persons and to motivate them to serve the Company and to expend maximum efforts to improve the business results and earnings of the Company by providing them an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

In 2005 equity awards to executive officers consisted primarily of stock option awards granted to newly hired executives in connection with their joining the Company. In addition, the Committee granted 100 shares of restricted Class A Stock upon the Company’s initial public offering in November 2005 to all full-time employees of the Company continuously employed by the Company since April 30, 2005. The shares vest in two equal annual installments beginning one year from the grant date. The Committee expects to review the appropriate level and types of equity awards to be granted in the future as an incentive for performance and to better align the interests of management and stockholders.

Benefit Plans

Executive officers are eligible to participate in the Company’s 401(k) plan and other broad-based benefit plans. The Company has no defined benefit pension plan or supplemental retirement plan for executives. The Company pays for supplemental long-term disability insurance for executive officers that provides for monthly disability benefits (in addition to the standard employee benefit) of approximately $8,800 to $13,600, depending on the executive.

Deductibility of Executive Compensation

The Committee considers, as appropriate, the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to an executive officer named in the summary compensation table for that year provided that the executive officer is employed by the Company as an executive officer as of the end of that year. The tax deductions related to the bonus paid to the Chief Executive Officer and the exercise of stock options granted by the Committee in prior years are not subject to limits on deductions under the transition rules for new public companies.

2005 Chief Executive Officer Compensation

In early 2005 the Committee reviewed the salaries for the Company’s executive officers, including the President and Chief Executive Officer, Kevin Plank. As a part of this review the Committee reviewed and considered recent salary histories for the executives, and a summary of competitive salary levels prepared by management based on various survey data. The Committee approved an increase in Mr. Plank’s 2005 salary to $500,000 based primarily on the Company’s growth and strong performance under Mr. Plank’s leadership. Net revenues increased from $115 million in 2003 to $205 million in 2004 and over the same period net income increased from $5.7 million to $16.3 million. The Committee recommended a larger increase in his salary due to the outstanding results of the Company under his leadership. However, Mr. Plank requested that his salary be limited to this level for 2005.

In early 2005 the Committee also approved a minimum revenue target and operating income as a percentage of revenue targets for determining the amount, if any, of 2005 bonuses payable under the Company’s bonus plan. The bonus plan is discussed above under “Annual Bonus”. In March 2006 the Committee approved the maximum bonus payout to executives, including the Company’s Chief Executive Officer, under the plan based on the Company’s strong performance in 2005. The Company significantly increased net revenues and operating income in 2005, with net revenues increasing from $205 million in 2004 to $281 million in 2005 and operating income increasing from $25.4 million in 2004 to $35.9 million in 2005. In awarding Mr. Plank the maximum bonus of $1,000,000 for 2005, or 200% of his 2005 salary, the Committee also considered his continued strong leadership in guiding the Company through a period of strong growth.

                Harvey Sanders, Chairman

                Byron K. Adams, Jr.

                William R. McDermott

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are listed above. None of the members of our Compensation Committee have ever been an officer or employee of the Company or any of our subsidiaries. None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

In September 2003, we sold 1,208,055 shares of a separate class of our common stock and 1,200,000 shares of our Series A preferred stock for an aggregate amount of $12.0 million to Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P., whose general partner is Rosewood Capital Associates IV, L.L.C., and for whom Byron K. Adams, Jr., one of our directors, is a managing member. After that transaction, the Rosewood entities were the only holders of that class of our common stock and the Series A preferred stock. In connection with the closing of our initial public offering in November 2005, we were required to redeem the Series A preferred stock for an aggregate amount of $12.0 million, and the shares of common stock then held by the Rosewood entities were converted into shares of our Class A Stock.

In connection with the sale of stock to the Rosewood entities in September 2003, we entered into a registration rights agreement and stockholder agreement with these entities and our other stockholders. Any shares registered pursuant to these agreements would become freely tradable without restriction under the Securities Act of 1933. The registration rights agreement provides for demand registration rights pursuant to which we must generally comply with the request of the holders to register shares on their behalf and piggyback registration rights pursuant to which the holders can request registration of their shares when we register shares. We are required to bear all registration fees and expenses related to any registrations under the registration rights agreement, excluding any transfer taxes relating to the sale of the shares held by our existing stockholders, any underwriting discounts or selling commissions and certain expenses that may be necessary to enable our existing stockholders to consummate the disposition of shares in certain jurisdictions.

The same stockholders who are a party to the registration rights agreement also entered into a stockholders agreement with us in September 2003. The agreement included the right for the Rosewood entities as the holders of the Series A preferred stock to be represented on our Board of Directors, transfer restrictions regarding our common stock, rights of first refusal regarding sales of our common stock, preemptive rights, and reporting requirements, among other requirements. The agreement terminated in accordance with its terms upon the completion of our initial public offering in November 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2003, we entered into a registration rights agreement and stockholder agreement with Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P., whose general partner is Rosewood Capital Associates IV, L.L.C., and for whom Byron K. Adams, Jr., one of our directors, is a managing member, as well as with Kevin A. Plank, who is our President, Chief Executive Officer and Chairman and our principal stockholder, J. Scott Plank, Kip Fulks and Ryan Wood, who are executive officers of the Company, Plank Investments Limited Partnership and our other stockholders. These agreements are described under “Compensation Committee Interlocks and Insider Participation” above. The stockholder agreement terminated in accordance with its terms upon the completion of our initial public offering in November 2005.

In 2005, we had life insurance policies on Kevin A. Plank and J. Scott Plank in the amount of $16.0 million and $4.4 million, respectively, for which we were the named beneficiary. These policies were acquired by us pursuant to the terms of buy-sell agreements that we entered into on September 30, 2003. The agreements provided that we would maintain this level of life insurance for so long as we are able to do so on economically reasonable terms. In the event of the executive’s death, we were obligated to use the entire proceeds from the insurance policy to purchase from the executive’s estate as much of our common stock that it held as we could at the higher of the then fair market value or book value, and the executive’s estate was obligated to sell that common stock to us. The premiums on these policies were $589.43 per month and $233.53 per month, respectively. These agreements terminated in accordance with their terms upon the completion of our initial public offering in November 2005.

We also maintained life insurance policies on Ryan Wood and Kip Fulks in the amount of $2.5 million each, for which we were the named beneficiary. These policies were acquired by us pursuant to the terms of amended and restated buy-sell agreements that we entered into with Messrs. Wood and Fulks on September 30, 2003. The agreements were substantially similar to those described above, except that they also provided that in the event of the termination of the executive’s employment, we had an option for 90 days to purchase all of the shares of our common stock that he then held, unless the termination of his employment was by us without cause or by him for good reason, in which case our option was only with respect to 50% of the shares of our common stock that he then held. The premiums on these policies were $104.42 per month and $100.11 per month, respectively. These agreements terminated in accordance with their terms upon the completion of our initial public offering in November 2005.

In 2001, each of Ryan Wood and Kip Fulks issued a promissory note to us in the principal amount of $56,000 in connection with the exercise of employee stock options to purchase an aggregate of 2.4 million shares of our common stock. The promissory notes bore interest at 5.5% per annum and were to mature on February 1, 2006. The notes were repaid in December 2005, with proceeds these officers received from the initial public offering.

Thomas J. Sippel, one of our directors, is a partner in a law firm utilized by the Company. In 2005, the Company paid approximately $330,000 to this law firm for legal services performed.

Certain immediate family members of our directors and executive officers are employees of the Company. The following immediate family members were employed by the Company in 2005. The list includes only those employees with annual compensation in 2005 exceeding $60,000. For purposes of this list, immediate family members include a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. The amounts indicated include 2005 salary and 2005 bonus paid in early 2006: James K. Fulks, Sourcing Manager and brother of our Senior Vice President of Sourcing, Quality Assurance and Product Development Kip Fulks, $87,030; James A. Fulks, Corporate Director of Human Resources and father of Kip Fulks, $178,500; Karen Marino, Assortment Planning Manager and wife of our Executive Vice President and Chief Financial Officer Wayne Marino, $101,644; and J. Scott Plank, Senior Vice President of Retail and prior thereto Chief Administrative Officer and brother of our President, Chief Executive Officer and Chairman of the Board of Directors Kevin Plank, $375,676. Each of these persons was also granted 100 shares of restricted Class A Stock upon the Company’s initial public offering in November 2005 as part of a grant to all full-time employees of the Company continuously employed by the Company since April 30, 2005. Also, James A. Fulks, Karen Marino and James K. Fulks were granted stock options in 2005 for 15,000, 12,000 and 7,500 shares, respectively, of our Class A Stock.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to continue as its independent registered public accounting firm for the year ending December 31, 2006. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2005 and 2004 for services rendered to the Company were as follows:

	2005	2004
Audit Fees	$743,686	$265,065
Audit-Related Fees	265,803	0
Tax Fees	58,362	60,557
All Other Fees	3,900	3,815

Audit Fees

Audit fees are for the audit of the Company’s 2005 and 2004 annual consolidated financial statements, for reviews of the Company’s quarterly financial statements and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection with the Company’s initial public offering.

PwC became the Company’s independent auditors in 2003. In 2004, PwC also billed the Company $244,250 for the audit of the Company’s 2003 annual consolidated financial statements and for re-audits performed by PwC for the 2002 and 2001 annual consolidated financial statements audited by the Company’s prior auditor. This amount is not included in the table above.

Audit-Related Fees

Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not included under “Audit Fees” above. For 2005 these services consisted primarily of process documentation assistance related to internal controls.

Tax Fees

Tax fees for 2005 and 2004 include fees for tax compliance and tax planning and tax advice, primarily related to international tax.

Other Fees

All other fees for 2005 and 2004 include a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter (a copy is attached as Appendix A to this Proxy Statement), the Audit Committee approves in advance all services to be performed by the independent auditors, including all audit and permissible non-audit services.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent auditors and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent auditors, who report directly to the Audit Committee. The Company’s management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. The Company’s independent auditors are responsible for conducting proper audits and reviews of the Company’s consolidated financial statements.

The Audit Committee has reviewed and discussed the Company’s 2005 audited consolidated financial statements with management and with the Company’s independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence from the Company.

Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the 2005 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Byron K. Adams, Jr.

Thomas J. Sippel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 2)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of the Company’s independent public accountants. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, as the independent auditors to audit our books, records and accounts for the year ending December 31, 2006. PwC has served as the Company’s independent auditors since 2003. The services provided to the Company by PwC, along with the corresponding fees, for 2004 and 2005 are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent auditors is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2005, except for two initial reports of ownership on Form 3. The initial reports of ownership for two of our executives, William J. Kraus and Stephen J. Battista, were timely filed but contained errors. The report for Mr. Kraus listed a stock option for 150,000 shares when the correct number was 225,000 shares. The error was corrected in an amended filing three business days later. The report for Mr. Battista listed a stock option for 3,000 shares when the correct number was 30,000 shares, and omitted another stock option for 30,000 shares. The errors were corrected in an amended filing six business days later.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our proxy statement for our 2007 annual meeting of stockholders must be received by the Secretary of the Company on or before December 26, 2006.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2007 annual meeting of stockholders, but which will not be included in the proxy statement for such meeting, must do so in accordance with the terms of the advance notice provisions in the Company’s bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of the Company not less 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s annual meeting of stockholders. For the 2007 annual meeting of stockholders, a stockholder’s notice of a proposal will be timely if received no earlier than November 26, 2006 and no later than January 25, 2007. However, if the Company delays or advances mailing notice of the 2007 annual meeting of stockholders by more than 30 days from the date of the first anniversary of the 2006 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of the Company not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2007 annual meeting (or by the tenth day following the day on which the Company discloses the mailing date of notice for the 2007 annual meeting, if that date is later).

APPENDIX A

UNDER ARMOUR, INC.

AUDIT COMMITTEE CHARTER

Mission

The primary purposes of the Audit Committee are to assist the Under Armour, Inc. Board of Directors (the “Board”) in fulfilling its oversight responsibilities to the Company and its stockholders by overseeing (a) the quality and integrity of the Company’s financial statements, the accounting and financial reporting process, and the Company’s systems of internal accounting and financial controls, (b) those involved in the preparation and review of the financial statements, (c) the performance of the Company’s internal audit function and the independent auditor and (d) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures.

The Audit Committee’s primary duties and assigned roles are to:

(1)	Serve as an independent and objective body to monitor and assess the Company’s compliance with legal and regulatory requirements, the Company’s financial reporting processes and related internal quality-control procedures and the performance, generally, of the Company’s internal audit function.

(2)	Oversee and approve the audit, audit-related, tax and other services provided by the independent auditor and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent auditor, who shall report directly to the Audit Committee.

(3)	Provide an open avenue of communication among the independent auditor, accountants, financial and senior management, the internal auditing department and the Board, and resolve any disagreements between management and the independent auditor regarding financial reporting.

(4)	Prepare a report for inclusion in the Company’s annual proxy statement, in accordance with applicable law, regulation and listing standards.

Membership

The Audit Committee shall be composed of at least three, but no more than five members of the Board, each of whom meets the independence, expertise and experience requirements of The NASDAQ National Market and applicable law. A majority of the members must be financially literate as reasonably interpreted by the Board. All the members of the Audit Committee must be non-employee directors of the Company. At all times the Board of Directors will use its best efforts to ensure that at least one member of the Audit Committee shall be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC promulgated thereunder, all as in effect from time to time.

The members of the Audit Committee shall be appointed annually by the Board, and the Board shall designate one of the members as the Chairman. Any responsibilities of the Audit Committee may be delegated by the Audit Committee to the Chairman or any other member; provided that any delegate shall report any actions taken by him or her to the whole Audit Committee at its next regularly scheduled meeting. Audit Committee members may not serve on more than three public company audit committees at any given time.

Vacancies on the Audit Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. The members of the Audit Committee may be removed by a majority of the Board.

Meetings

The Audit Committee shall meet as often as it determines to meet its objectives, but no less frequently than quarterly. The Chairman shall be responsible for leadership of the Audit Committee, presiding over the meetings and reporting for the Audit Committee to the Board. To the extent practical, prior to each meeting an agenda approved by the Chairman should be distributed to the members. The Audit Committee may request any officer or employee of the Company or the Company’s internal and outside legal counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have direct access to management, internal staff, the independent auditor and the Company’s outside legal counsel and internal legal counsel, if any, both at meetings and otherwise. In addition, all groups will have direct and unrestricted access to the Committee.

A majority of the members of the Audit Committee present in person or by means of a conference telephone or other communications equipment, by means of which all persons participating in the meeting can hear each other, will constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called or held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors.

Duties and Responsibilities

In furtherance of its responsibilities, the Audit Committee’s policies and procedures should remain flexible to best react to changing conditions and to ensure to the Board and the stockholders that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and standards and are of the highest quality.

In carrying out these responsibilities, the Audit Committee shall:

General

•	Discuss with management and the independent auditors significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their effect on the financial statements.

•	Inquire of management, other internal staff, and/or the independent auditor about significant financial risks or exposures, the Company’s processes and policies for risk assessment and the steps management has taken to minimize such risks to the Company.

•	Meet with management, the internal auditor and the independent auditor in separate executive sessions at least quarterly (subject to the performance of external quarterly reviews).

•	Obtain at the Company’s expense and without further authorization, at such times and on such terms as the Audit Committee determines appropriate, advice and assistance for the Audit Committee from outside legal, accounting and other advisors.

Internal Control

•	Evaluate whether management (i) is setting the appropriate tone for all employees by communicating the importance of internal control and (ii) is taking appropriate steps designed to ensure that employees possess an appropriate understanding of their roles and responsibilities.

•	Review with management and the independent auditors management’s annual internal control report, including any attestation of it by the independent auditors. Management and the internal auditor shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

•	Discuss with the independent auditors and legal counsel instances of fraud, illegal acts, deficiencies in internal control, and related matters that have come to their attention.

•	Focus on the extent to which internal and independent auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

•	Gain an understanding of whether internal control recommendations made by internal and independent auditors have been implemented by management.

Financial Statements

•	Review with the Chief Executive Officer, the Chief Financial Officer, and General Counsel the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

•	Review with management, and obtain explanations as to whether:

(a)	actual financial results varies significantly from budgeted or projected results;

(b)	changes in financial ratios and relationships are consistent with changes in the operations and financing practices;

(c)	there are any significant or unusual events or transactions; and

(d)	the Company has complied with the terms of loan agreements or security indentures.

•	Review with management and the independent auditor (and where appropriate the internal auditor) at the completion of the annual and, where applicable, each quarterly examination:

(a)	the Company’s annual audited and quarterly financial statements, and in the case of quarterly financial statements, the results of the independent auditor’s reviews of the quarterly financial statements;

(b)	analyses prepared by management and/or the independent auditor setting forth the significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(c)	their assessments of the adequacy of the Company’s internal control structure and procedures of the Company for financial reporting and the resolution of any identified material weaknesses in such internal control structure and procedures;

(d)	the effect of regulatory and accounting initiatives on the financial statements of the Company;

(e)	any significant changes required in the independent auditor’s audit plan;

(f)	changes in accounting methods, off-balance sheet transactions and related party transactions;

(g)	any material correcting adjustments that have been identified by the independent auditor in accordance with generally accepted accounting principles and applicable laws, rules and regulations, and managements handling of them; and

(h)	other matters related to the conduct of the audit that is required to be communicated to the Audit Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

•	Consider judgmental areas such as those involving valuation of assets and liabilities, including, but not limited to, the accounting for and disclosure of obsolete or slow-moving inventory, litigation reserves, and other commitments or contingencies.

•	Review with the independent auditor any audit problems or difficulties the auditor encountered in the course of the audit work, including (i) any restrictions on the scope of the independent auditor’s activities or on access to requested information and (ii) any significant disagreements with management. The Audit Committee shall have the lead responsibility for resolving any disagreements between management and the independent auditor.

•	Consider the independent auditor’s reports and judgments brought to the attention of the Audit Committee about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting, significant accounting policies, audit conclusions regarding the reasonableness of significant accounting estimates and any audit adjustments.

•	Review and consider information received from the independent auditor regarding all critical accounting policies and practices to be used by the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

Independent Auditors

•	Approve the (i) retention and termination of the independent auditor, who shall report directly to the Audit Committee, and (ii) all audit engagement fees and terms and any other permissible non-audit services, after giving consideration to their effect on the independence of the independent auditors.

•	Approve in advance, in accordance with the pre-approval policy approved by the Audit Committee or the Board, the provision by the independent auditor of all services to be performed by the independent auditor, including permissible non-audit services.

•	Approve the payment of (i) compensation to the independent auditor; (ii) compensation to any independent counsel or external advisors for the Audit Committee; and (iii) other administrative expenses of the Audit Committee that are necessary or appropriate in carrying out the Audit Committee’s duties.

•	Review with the independent auditor their plans for, and the scope of, their audit and other examinations of the Company’s financial information and the audit procedures to be utilized.

•	Review the performance of the Company’s independent auditors annually.

•	Discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under U.S. generally accepted auditing standards, applicable law, regulation, rule or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

•	Take appropriate action to oversee the independence of the independent auditor, including:

(a)

reviewing the experience and qualifications of the senior members of the independent auditor team; evaluating the qualifications, performance and independence of the independent auditor, including the review and evaluation of the lead partner of the independent auditor, and whether the auditor’s quality controls are adequate and the provision of non audit services is in compliance with applicable law and compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal auditor; and presenting its conclusions to the full Board.

(b)	periodically reviewing any transactional or other relationships between the Company and the independent auditor

(c)	ensuring its receipt at least annually from the independent auditor, and reviewing, a formal report from the independent auditor as required by the SEC, the Nasdaq National Market, the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board or other relevant organization regarding the auditors’ independence and delineating (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control reviews, or by peer reviews, of the independent auditor, or any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting any one or more audits conducted by the independent auditor, and any steps taken to deal with any such issues, and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company

(d)	actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor

(e)	taking appropriate action or recommending to the Board such appropriate action, as necessary, on any disclosed relationships to satisfy itself of the independent auditor’s independence, establishing a policy for the retention by the Company of employees or former employees of the independent auditor, or reviewing each instance on a case-by-case basis

(f)	consider other factors relating to the independence of the independent auditor, including but not limited to (i) rotation of independent auditor or outside audit personnel and (ii) the performance of services by an outside audit firm when a former employee of that firm currently serves as chief executive officer, chief financial officer, chief accounting officer or equivalent officer of the Company

Internal Audit

•	Review the internal audit department of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditor.

•	Review the qualifications of the internal audit function and concur in the appointment, replacement, reassignment or dismissal of the director of internal audit.

•	Receive, as necessary, notification of material adverse findings from internal audits and a progress report on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan.

Review of Periodic SEC Filings

•	Review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K) and the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, MD&A, selected financial data and market risk and the adequacy of internal controls.

•	Make a determination whether to recommend to the Board of Directors in its entirety that the audited financial statements, MD&A, selected financial data and market risk disclosure be included in the Company’s Form 10-K.

Compliance

•	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Review compliance with the Company’s Code of Ethics and Business Conduct annually. The Audit Committee shall review with the Company’s counsel legal and regulatory matters brought to the attention of the Audit Committee that may have a material impact on the financial statements or compliance policies. The Audit Committee shall respond appropriately to any matters reported to the Audit Committee by counsel, including recommending to the Board any appropriate remedial measures or sanctions.

•	Review the procedures established in the Code of Ethics and Business Conduct for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review, periodically, with the independent auditor, the budget, staffing and responsibilities of the internal audit function.

Ongoing and Other Responsibilities

•	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Report regularly to the full Board and review any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

•	Evaluate annually the performance of the Audit Committee.

•	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

•	Establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by associates of concerns regarding questionable accounting or auditing matters. Review periodically with management and the internal auditors these procedures and any significant complaints received.

•	The Committee should obtain information it deems appropriate, through discussion with management and from written reports, and make recommendations to the Board, if the Committee determines such action is appropriate, on the following:

(a)	the legal environment, including the status of any pending lawsuits or administrative proceedings that would have a significant effect on the Company’s financial statements and related accruals;

(b)	controls over treasury activities, including cash management, hedging, and use of new or unusual financial instruments; and

(c)	the effect new tax laws and other regulations may have on the Company.

•	Ensure that significant findings and recommendations made by the internal and independent auditors are received and discussed on a timely basis.

•	Discuss with management the Company’s policies and procedures to prevent unauthorized use of Company funds, property, or authorization.

•	Review any questionable payments or transactions and any significant conflicts of interest that may arise.

•	Review this Charter at least annually and recommend updates to this Charter to the Board to the extent the Audit Committee determines it to be necessary or advisable.

•	Perform such other functions as may be required by applicable laws, rules and regulations and the Company’s Articles of Incorporation or Bylaws, or by the Board.

•	Discuss, in advance, the Company’s earnings releases and instances in which the Company may provide earnings guidance or financial information to analysts or rating agencies.

•	Approve guidelines and policies for the Company’s hiring of former employees of the independent auditors, which shall meet the requirements of applicable law, regulation, rule and listing standards.

Limitation of Audit Committee’s Role

The independent auditor and the internal auditing department are or shall be ultimately accountable to the Audit Committee, in its capacity as a committee of the Board, and to the full Board. While the Audit Committee has the oversight, supervisory and other powers and responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles. These matters and tasks are the responsibility of the Company’s management, internal auditor and the independent auditor. Likewise, it is the responsibility of the Company’s management and/or the independent auditor to bring appropriate matters to the attention of the Audit Committee, and to keep the Audit Committee informed of matters that the Company’s management or the independent auditor believe require attention, guidance, resolution or other actions, the bases therefore and other relevant considerations. While it is not the duty of the Audit Committee to conduct investigations or to assure compliance with applicable laws, rules and regulations, the Audit Committee may take such actions with respect to such matters, as it deems necessary or advisable in fulfilling its duties identified above.

To the fullest extent permissible under applicable law, each member of the Audit Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Audit Committee by any of the Company’s officers, employees, or committees, the independent auditor, the internal auditing department or any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

ANNUAL MEETING OF STOCKHOLDERS OF

UNDER ARMOUR, INC.

May 31, 2006

CLASS A COMMON STOCK

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of Appointment of Independent Auditors.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m m	Kevin A. Plank Byron K. Adams, Jr.	3. Transaction of whatever other business may properly be brought before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Douglas E. Coltharp A.B. Krongard	If no direction is made, this proxy will be voted FOR all Nominees under Proposal 1 and FOR Proposal 2.
☐	FOR ALL EXCEPT (See instructions below)	m m m	William R. McDermott Harvey L. Sanders Thomas J. Sippel	Please mark, sign, date and return this proxy card promptly in the enclosed envelope.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please mark this box with an X if you ☐ plan to attend the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNDER ARMOUR, INC.

CLASS A COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin A. Plank and Kevin M. Haley, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 31, 2006 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

UNDER ARMOUR, INC.

May 31, 2006

CLASS B COMMON STOCK

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of Appointment of Independent Auditors.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m m	Kevin A. Plank Byron K. Adams, Jr.	3. Transaction of whatever other business may properly be brought before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Douglas E. Coltharp A.B. Krongard	If no direction is made, this proxy will be voted FOR all Nominees under Proposal 1 and FOR Proposal 2.
☐	FOR ALL EXCEPT (See instructions below)	m m m	William R. McDermott Harvey L. Sanders Thomas J. Sippel	Please mark, sign, date and return this proxy card promptly in the enclosed envelope.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please mark this box with an X if you plan to attend the Annual Meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNDER ARMOUR, INC.

CLASS B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin A. Plank and Kevin M. Haley, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 31, 2006 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

(Continued and to be signed on the reverse side.)

14475